Exhibit 24

POWER OF ATTORNEY

Each director and/or officer of Spire Inc. whose signature appears below appoints S. L. Lindsey, S. P. Rasche, and E. L. Theroff and each of them, severally, his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, one or more registration statements on Form S-8 for the Laclede Gas Company Salary Deferral Savings Plan and Laclede Gas Company Wage Deferral Savings Plan and any and all amendments (including post-effective amendments) to such registration statement(s) as authorized by the Company’s Board of Directors effective December 9, 2016; and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

A copy hereof shall have the same force and effect as the original.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 9th day of December, 2016.

/s/ Steven L. Lindsey	/s/ Steven P. Rasche
Steven L. Lindsey	Steven P. Rasche

/s/ Ellen L. Theroff
Ellen L. Theroff

/s/ Mark A. Borer	/s/ Brenda D. Newberry
Mark A. Borer	Brenda D. Newberry

/s/ Maria A. Fogarty	/s/ Suzanne Sitherwood
Maria A. Fogarty	Suzanne Sitherwood

/s/ Edward L. Glotzbach	/s/ John P. Stupp, Jr.
Edward L. Glotzbach	John P. Stupp, Jr.

/s/ Rob L. Jones	/s/ Mary Ann Van Lokeren
Rob L. Jones	Mary Ann Van Lokeren